Exhibit 99.1
Artes Medical Broadens Product Portfolio Through Exclusive U.S. Sales and Marketing
Agreement for Elevess, a New FDA-Approved Hyaluronic Acid-Based Dermal Filler
SAN DIEGO—July 8, 2008—Artes Medical, Inc. (Nasdaq:ARTE), a medical aesthetics company, today announced that it has entered into an exclusive U.S. sales and marketing agreement with Anika Therapeutics Inc. (Nasdaq:ANIK) for Elevess, Anika’s proprietary FDA-approved hyaluronic acid (HA) based temporary dermal filler for the correction of facial wrinkles and folds.
Through this agreement, Artes Medical’s dedicated sales force will market and sell Elevess, the first FDA-approved HA dermal filler for the temporary correction of facial wrinkles that is formulated with an anesthetic for patient comfort, as well as the company’s flagship product, ArteFill, the first and only FDA-approved non-resorbable wrinkle filler for long-lasting correction of smile line wrinkles. As a result, Artes Medical becomes the first and only company in the U.S. with a product portfolio of approved dermal fillers that provide patients with a full range of treatment options.
“Through our agreement with Anika Therapeutics we have broadened our product portfolio for our 42-person sales team enabling us to now provide physicians and patients with more treatment options for wrinkle correction,” said Christopher J. Reinhard, Executive Chairman, Artes Medical. “Elevess is ideal for patients seeking immediate, comfortable wrinkle correction that lasts six months or more, and ArteFill is the only FDA-approved, non-resorbable treatment for patients desiring long-lasting results. Both products are excellent stand-alone treatment options for wrinkle correction. In addition, they may also be bundled for sequential use. Elevess may be used for initial correction during the ArteFill skin test waiting period, to be followed by an ArteFill long-lasting treatment. Based on this, we will be introducing a new plan that provides favorable economic incentives for both physicians and patients when ArteFill and Elevess are used in concert with each other. With these products, Artes Medical is now uniquely positioned to deliver a full spectrum of wrinkle treatments for the growing facial aesthetics market.”
Under the terms of the agreement, Anika Therapeutics will manufacture Elevess and supply Artes Medical with a fully packaged product. Artes Medical will be responsible for the marketing and sale of Elevess to dermatologists, plastic surgeons and cosmetic surgeons in the U.S.
About Elevess
Anika’s Elevess is the first FDA approved injectable soft-tissue filler to combine hyaluronic acid (HA) and lidocaine, a local anesthetic that improves patient comfort, and provides physicians with a new alternative for their aesthetic practice. Hyaluronic acid is a naturally occurring polymer found throughout the body and is present in the skin, where it supports skin structure and elasticity. Designed for longer durability based on its proprietary cross-linking technology and its high concentration of Anika’s chemically modified hyaluronic acid, Elevess has been approved for sale in the United States, the European Union and Canada.
About ArteFill
ArteFill is the first and only FDA-approved non-resorbable injectable dermal filler for the correction of wrinkles known as smile lines or nasolabial folds. The unique PMMA microspheres in ArteFill are not absorbed by the body and therefore provide the first-of-its-kind support for long-lasting wrinkle correction.
An ArteFill Skin Test is required before initial treatment. The most common adverse events associated with ArteFill treatment, similar to those observed with other dermal fillers, are lumpiness, persistent swelling or redness and increased sensitivity at the injection site.
ArteFill is a proprietary formulation comprised of polymethylmethacrylate, or PMMA, microspheres and bovine collagen, and is the only PMMA-based injectable product that has been approved by the FDA for the treatment of facial wrinkles. Artes Medical is the sole manufacturer of ArteFill, which is only available in the United States through Artes Medical, and Artes Medical has not entered into distribution or licensing arrangements with any third party for the distribution or sale of ArteFill, or any other PMMA-based dermal filler, outside the United States.
About Artes Medical, Inc.
Artes Medical is a medical aesthetics company focused on developing, manufacturing and commercializing a new category of aesthetic injectable products for the dermatology and plastic surgery markets. The Company’s initial product, ArteFill, is being marketed to men and women as a treatment option for the correction of nasolabial folds. Additional information about Artes Medical and ArteFill is available at www.artesmedical.com and www.artefill.com.
Forward-Looking Statements
This news release contains forward-looking statements that are based on the Company’s current beliefs and assumptions and on information currently available to its management. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. As a result of these risks, uncertainties and other factors, which include the Company’s history of net losses, its ability to timely raise additional funds to support its operations, its ability to manage its operating expenses, its reliance on its sole FDA-approved product, ArteFill, its limited experience in commercializing ArteFill, its future receipt of FDA approval to extend the efficacy period of ArteFill beyond six months and eliminate the skin test requirement, and the risk that the Company’s revenue projections may prove incorrect because of unexpected difficulty in generating sales and market acceptance of ArteFill, readers are cautioned not to place undue reliance on any forward-looking statements included in this press release. A more extensive set of risks and uncertainties is set forth in the Company’s SEC filings available at www.sec.gov. These forward-looking statements represent beliefs and assumptions only as of the date of this news release, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.
Artes Medical(R) and ArteFill(R) are registered trademarks of Artes Medical, Inc. All other trademarks referred to in this press release are the property of their respective owners.

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